UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 15, 2010

LHC Group
(Exact name of registrant as specified in its charter)

Delaware	8082	71-0918189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 West Pinhook Rd., Suite A, Lafayette, LA	70503
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (337) 233-1307

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2010, LHC Group, Inc. (the "Company"), a national provider of home health and hospice services, announced today that announced today that Donald D. Stelly, formerly Executive Vice President and Chief Operating Officer, has been promoted to President and Chief Operating Officer of the Company.

Mr. Stelly has served as Executive Vice President and Chief Operating Officer since June 1, 2009. Prior to serving as LHC Group's Chief Operating Officer, Mr. Stelly served as the Company's Senior Vice President of Operations. Mr. Stelly joined the Company in April 2005 after serving as the Chief Executive Officer at Doctor's Hospital, a subsidiary of Brentwood, Tennessee-based LifePoint Hospitals, Inc. Mr. Stelly's career includes serving as Chief Operating Officer and Chief Nursing Officer of Doctor's Hospital, which was nationally recognized for service excellence and superior operating results, and providing direct patient care as a Registered Nurse in a variety of settings within the healthcare continuum. He earned a Bachelor's Degree in Nursing from the University of Southwestern Louisiana in 1991.

There are no arrangements or understandings between Mr. Stelly and any other person pursuant to which Mr. Stelly was selected to serve as President and Chief Operating Officer. There are no family relationships between Mr. Stelly and any director or executive officer of the Company. There has been no transaction nor are there any proposed transactions between the Company and Mr. Stelly that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the Company's press release dated November 15, 2010 is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated November 15, 2010

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LHC Group (Registrant)
November 15, 2010 (Date)	/s/ PETER J. ROMAN Peter J. Roman Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated November 15, 2010